Exhibit 10.2

July 29, 2020

Mr. J. Allen Gray

One Oak Glen Drive

Malvern, Pennsylvania 19355

Dear Allen:

Silvercrest Asset Management Group LLC (“Silvercrest”) desires to continue to employ you and you desire to continue to be employed by Silvercrest under the terms and conditions set forth in this letter (the “Agreement”).

1.  Effective Date.  This Agreement shall be effective July 30, 2020 (the “Effective Date”). On the Effective Date, this Agreement shall supersede any and all other employment agreements, arrangements, or understandings, written or oral, you may have regarding your employment with Silvercrest, other than the Silvercrest Asset Management Group Inc. Tax Receivable Agreement dated as of June 26, 2013 (the “Silvercrest TRA”), the Exchange Agreement dated June 26, 2013, the Resale and Registration Rights Agreement dated June 26, 2013, and the Second Amended and Restated Limited Partnership Agreement executed as of November 13, 2012 (the “Silvercrest LPA”).  Unless expressly provided otherwise, all terms shall have the meanings given in the Silvercrest LPA.

2.  Term of Employment.  This Agreement shall commence on the Effective Date and shall expire on 5:00 p.m. E.S.T. on July 30, 2023 (the “Initial Term”), unless terminated earlier pursuant to the provisions of Section 5 hereof.  The term of employment shall be renewed automatically for successive periods of one (1) year each (a “Renewal Term”) after the expiration of the Initial Term, unless Silvercrest provides you, or you provide Silvercrest, with written notice to the contrary at least one hundred eighty (180) calendar days prior to the end of the Initial Term or any Renewal Term.  The Initial Term and any Renewal Terms are collectively referred to herein as the “Term.”  You shall be an employee “at will” whose employment can be terminated at any time subject to this Agreement.  If either Silvercrest or you elect not to renew the Term of this Agreement in accordance with this Section 2 and you thereafter continue in employment with Silvercrest or its affiliates, you shall continue to be employed on an at-will basis and the terms of such employment and any subsequent termination of employment shall be subject solely to Silvercrest’s general employment practices and policies. In the event of a “Change of Control” (as such term is defined in the Silvercrest TRA) during the Term, the Term automatically will be extended until the later of (i) the second anniversary of the Change of Control, or (ii) the scheduled expiration of the then-current Term.

3.  Position and Duties.  You shall have the title of Managing Director (“MD”), reporting directly to the Chief Executive Officer of Silvercrest Asset Management Group Inc. (the “CEO”).  As a Silvercrest employee, you shall devote substantially all of your working time and attention and use your reasonable best efforts to faithfully and diligently perform your duties under this Agreement and shall at all times abide by Silvercrest’s Employee Guidelines and Code of Conduct and Ethics, copies of which have been delivered to you, as the same may be amended in writing delivered to you from time to time, provided that in the event of any direct conflict between such policies and the unambiguous terms of this Agreement, the terms of this Agreement shall govern and control. You will be located at Silvercrest’s principal headquarters, currently in New York City, subject to normal travel requirements.

Notwithstanding the foregoing, subject to the policies and procedures of Silvercrest, you may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, civic, educational, religious, and similar types of activities, and, subject to the firm’s pre-clearance requirements, may serve on the board of directors (or comparable governing body), including any board committees, of no more than two for-profit businesses that do not compete with Silvercrest, provided such activities do not interfere in any material way with the business of Silvercrest or violate Silvercrest’s policies.

4. Compensation.

(a)  Annual Base Salary.  You will continue to receive an annualized base salary of $300,000, to be paid semi-monthly (the “Base Salary”). Your Base Salary shall be reviewed at least annually by the CEO.  Based upon such reviews, your Base Salary may be increased, but shall not be decreased, unless by mutual consent or pursuant to an across-the-board decrease affecting all senior executives of the Company equally.  The term “Base Salary” will refer to the Base Salary as so increased or decreased from time to time.

(b)  Annual Bonus.  During the Term, you will continue to be entitled to an annual cash bonus in an amount determined in accordance with Schedule 1 hereto.

(c)  Equity and LTIP Grants.   You will be eligible to receive grants under the Silvercrest Asset Management Group Inc. 2012 Equity Incentive Plan (the “Equity Plan”) Equity Plan (or any similar or successor plans established or maintained by Silvercrest), determined by the Chief Executive Officer, in such form as he or she determines, provided that, it is acknowledged that Chief Executive Officer shall have full discretion to determine the amount of equity grants, if any, and that the failure by the Chief Executive Officer to make a grant of any specific value in any year shall not be considered Good Reason for purposes of Section 5(d).

(d)  Benefits.  You will be entitled to participate in all benefit and perquisite plans provided to senior executive officers of Silvercrest, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans, programs, and arrangements (collectively, the “Benefits”).

5.  Termination of Employment.

(a)  Termination by Silvercrest or by You.  Silvercrest may terminate your employment during the Term: (i) without Cause (as defined in the Silvercrest LPA) by giving you sixty (60) calendar days’ prior written notice, or (ii) for Cause by giving you written notice setting forth the grounds for the Cause termination.  You may terminate your employment during the Term by giving Silvercrest sixty (60) calendar days’ prior written notice; provided that, if you purport to terminate your employment during the Term for Good Reason (as defined below), you must give Silvercrest written notice of your intent to terminate for Good Reason within ninety (90) calendar days of the initial occurrence of the event or condition that allegedly constitutes Good Reason.  In the event of termination by notice under the preceding sentence of this Section 5(a), Silvercrest in its discretion may elect a Termination Date (as defined below) that is earlier than the conclusion of the sixty (60) calendar day notice period, but the termination shall still be deemed a voluntary termination by you with Good Reason under this Section.  Silvercrest shall have a right to cure the event alleged to constitute Good Reason for a period of thirty (30) calendar days after notice from you of your intention to terminate for Good Reason.  If Silvercrest fails to cure the event or condition that constitutes Good Reason, your actual termination of employment must be within thirty (30) calendar days after the expiration of such thirty (30) day cure period.  For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without your written consent: (i) a material diminution in your base compensation, except as provided in Section 4(a); (ii) a material diminution in your authority, duties, or responsibilities; (iii) a requirement that you report to a corporate officer or employee other than reporting directly to the CEO; (iv) a material diminution in the budget over which you retain authority; (v) a material change in the geographic location at which you must perform the services; and (vi) any other action or inaction that constitutes a material breach by Silvercrest of this Agreement.

(b)  Termination of Employment for Any Reason.  In the event of your termination of employment for any reason, in addition to any other amounts payable by Silvercrest hereunder, Silvercrest shall pay or provide to you (i) your Base Salary through the Termination Date, (ii) reimbursement of all previously incurred business expenses, properly submitted, according to Silvercrest’s expense reimbursement policy, (iii) benefits payable under Silvercrest’s employee benefit plans, not including any severance plans, and (iv) except in cases of termination for Cause, payment of earned but unpaid bonus for any completed fiscal year, which shall be payable at the time payment is made to other similarly situated executives of Silvercrest, but in no event later than two and a half (2½) months after the close of the calendar year of your Termination Date ((i), (ii), (iii) and (iv) collectively, the “Accrued Amounts”).

(c)  Automatic Termination.  Notwithstanding the provisions of Section 2, your employment shall automatically terminate upon your death or Disability (as defined in the Silvercrest LPA). Subject to Section 6, if your employment is terminated during the Term by reason of your death or Disability, you or your estate, as the case may be, shall be entitled to the following: (i) payments of the Accrued Amounts, as soon as reasonably practicable following the date your employment with Silvercrest and its affiliates terminates (the “Termination Date”); (ii) payment of an amount equal to the average of the annual bonuses paid to you for the three fiscal years immediately preceding the year of your Termination Date (the “Average Bonus”), which shall be payable on the date on which you (or your beneficiary, in the event of your death) deliver to Silvercrest an executed and enforceable release as described in Section 6 and the period for revocation of such release expires, (iii) full vesting of all time-based equity awards, and (iv) vesting of performance-based awards immediately upon termination based on actual performance.

(d) Termination Without Cause by Silvercrest or by You for Good Reason.  Subject to Sections 6, 7, and 23, if during the Term, Silvercrest terminates your employment without Cause or you terminate your employment for Good Reason, you shall be entitled to the following payments and benefits:

(i) The Accrued Amounts, payable as soon as reasonably practicable following the Termination Date.

(ii) A pro rata portion of the amount of annual bonus, if any, you would have received under Section 4(b) for the year in which your employment terminated, as determined by the CEO, but not less than the Average Bonus, which shall be payable on the date on which you deliver to Silvercrest an executed and enforceable release as described in Section 6 and the date for revocation of such release expires, but in no event later than two and a half (2½) months after the close of the calendar year of your Termination Date.

(iii) A cash amount equal to two times the sum of (A) your Base Salary and (B) the Average Bonus, paid in substantially equal installments over twenty-four (24) months following your Termination Date; provided that, if Silvercrest or its successor terminates your employment without Cause or you terminate your employment for Good Reason, within one hundred eighty (180) calendar days prior to or two years after a Change of Control, the amount set forth in this Section 5(d)(iii) (or the remainder of such amount if installment payments have commenced) shall be paid to you in a single lump sum within ten (10) business days after the Change of Control, or, if later, the date on which you deliver to Silvercrest an executed and enforceable release as described in Section 6 and the date for revocation of such release expires, provided, that if the Change of Control does not constitute a “change in control event” as defined in Treasury Regulation § 1.409A-3(i)(5) (or any similar or successor provisions), only the portion of such amount that does not constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be paid in a lump sum and the remainder shall be paid in installments in the same manner as if a Change of Control had not occurred.

(iv) Cash reimbursement of the Silvercrest portion of your COBRA premiums (or an amount equal to the Silvercrest portion of your COBRA premiums) (sufficient to cover full family health care) for a period of eighteen (18) months following the termination of your employment if you elect such COBRA coverage; provided, however, that any payments or reimbursements for such COBRA premiums that are subject to Section 409A of the Code of 1986 will be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) (or any similar or successor provisions).  Notwithstanding the foregoing, Silvercrest’s obligation to reimburse described in the preceding sentence shall cease on the date you become eligible for coverage under another group health plan offered by a new employer or covered under a group health plan of the employer of your spouse.  Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage shall be provided to you or your dependents beyond that mandated by law.

(v) Cash reimbursement for the cost of six (6) months of senior executive level outplacement services using a provider selected by you, up to an aggregate cost of $50,000.

(vi) Full vesting of all time-based equity awards as of your Termination Date.

(vii) Vesting of performance-based awards upon your Termination Date, based on actual performance.

Silvercrest’s obligations under this Section 5 are subject to your compliance with Sections 6 and 7 of this Agreement.

(e)  Expiration and Non-Renewal.  Subject to Sections 6 and 7, if the Term of this Agreement expires due to Silvercrest electing not to renew the Term in accordance with Section 2, and Silvercrest does not offer you continued employment in the same or a substantially similar position as, or in a higher position than, your position on the date of the expiration of the Term, and at a compensation level that is the same or substantially similar to that in effect on the date of the expiration of the Term, you shall be entitled to resign from employment with Silvercrest as of the end of the Term by written notice given not later than the end of the Term, and such resignation shall be treated as a resignation for Good Reason under Section 5(d).  If you elect not to resign at or before the end of the Term, and instead continue employment with Silvercrest after the end of the Term, and if, after the end of the Term, Silvercrest terminates your employment without Cause or you terminate your employment for Good Reason, you shall be entitled to a cash amount equal to the sum of your Base Salary and the Average Bonus, paid in substantially equal installments over twelve (12) months following your Termination Date, and subject to compliance with the terms and restrictions that would have applied under Sections 6 and 7 for a termination during the Term.

(f)  Termination by You Without Good Reason or by Silvercrest for Cause.  If, during the Term, you terminate employment without Good Reason or Silvercrest terminates your employment for Cause, you shall be entitled to no further compensation or other benefits under this Agreement except for the Accrued Amounts.

(g)  No Further Obligations.  You shall not be entitled to severance benefits under any other plan or policy of Silvercrest or its affiliates.  Silvercrest shall have no obligations to you after your last day of employment following termination of employment under this Section, except as specifically set forth in this Agreement or under any applicable plans, programs, or arrangements of Silvercrest including, without limitation, the Certificate of Incorporation or By-Laws of Silvercrest Asset Management Group Inc., as either may be amended from time to time, and the Equity Plan and any agreements thereunder.

(h)  No Mitigation or Offset.  In the event of any termination of your employment under this Section 5, you shall be under no obligation to seek other employment or otherwise mitigate your damages, and there shall be no offset against amounts due to you under this Agreement on account of any remuneration or benefit attributable to any subsequent employment obtained by you, except as provided in Section 5(d)(iv).

6.  Release.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Amounts shall only be payable if you deliver to Silvercrest an original, signed release of claims relating to your employment by Silvercrest or the termination of such employment occurring up to the release date, in a form substantially the same as Silvercrest uses for senior executive officers (the “Release”).  Silvercrest shall deliver the Release to you within ten (10) calendar days of your Termination Date and you must deliver to Silvercrest an executed and enforceable Release, and the period for you to revoke the Release must have expired without your having revoked it, no later than sixty (60) calendar days after your Termination Date (the “Release Deadline”).  Payment of the amounts described in Section 5 shall commence no earlier than the date on which you deliver to Silvercrest and do not revoke an executed and enforceable release as described herein.  Payment of any severance or benefits that are not exempt from Code Section 409A shall be delayed until the Release Deadline, irrespective of when you execute the Release; provided, however, that where your Termination Date and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) calendar days prior to the Release Deadline, and provided further that where your Termination Date and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) calendar days prior to the Release Deadline.  As part of the Release, you shall affirm that you (i) have advised Silvercrest, in writing, of any facts of which you are aware that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of Silvercrest or any affiliate, and (ii) are not aware of any existing or threatened claims, charges, or lawsuits that you have not disclosed to Silvercrest.  The Release shall not require you to release your claim to payments pursuant to Section 5, your right to indemnification and continued liability insurance coverage as described in Section 10, or your rights as a shareholder of Silvercrest Asset Management Group Inc. or as a limited partner of Silvercrest L.P., and shall not impose any restrictive covenants upon your activities after termination in excess of those set forth in this Agreement.

7.  Non-Solicitation, Confidentiality.  You acknowledge and agree that (i) Silvercrest’s present and future business relationships with its clients, employees, vendors, suppliers, and lenders are and will continue to be of a type which normally continue unless interfered with by others, (ii) any statements or actions taken by you to induce any client, employee, vendor, supplier, or lender to terminate, reduce, or not renew any business arrangement with Silvercrest (unless Silvercrest determines that the termination, reduction, or non-renewal is in the best interest of Silvercrest) or to enter into any business arrangement within Silvercrest’s line business with any Person (as defined on the Silvercrest TRA) other than Silvercrest would cause irreparable harm to Silvercrest; (iii) the services you are to render to Silvercrest are of a special character, with a value to Silvercrest the loss of which cannot adequately be compensated by damages or an action at law; (iv) if you were to become an employee, adviser, or equity owner of a competing organization, your new obligations and the products, services, and technology of the competing organization would be so similar or related to those contemplated by this Agreement that it would be very difficult for you not to rely on or use Silvercrest’s Confidential Information.  For purposes of this Section 7, any reference to Silvercrest shall be deemed to include all affiliates of Silvercrest.

(a)  Non-Solicitation.  Based on the foregoing, during your employment with Silvercrest and for twenty-four (24) months after your Termination Date, you will not, individually or through an agent, or on behalf of another, as an employee, director, owner, partner, member, sole proprietor, consultant, agent, representative, shareholder, or in any other manner or capacity whatsoever:

(i) contact, directly or indirectly, any client of Silvercrest for the purpose of soliciting or inducing such client to terminate, reduce, or not renew its relationship with Silvercrest;

(ii) accept any business involving or relating to the business of Silvercrest from any client of Silvercrest, or enter into a business relationship involving or relating to the business of Silvercrest with any such client (unless approved by the Board in writing);

(iii) make any statement or take any action that may interfere with Silvercrest’s business relationship with any client, vendor, supplier, or lender:

(iv) induce or solicit or attempt to induce or solicit any vendor, supplier, or lender of Silvercrest to terminate, reduce, or not renew its relationship with Silvercrest; or

(v) solicit or induce any individual then employed by Silvercrest to terminate such employment, or hire or attempt to hire any individual who is, or was, within one year prior to your Termination Date, employed, by or associated with Silvercrest as an employee, independent contractor, or agent.

(b)  Confidentiality.  You agree that during your employment with Silvercrest and thereafter without limitation of time, you will keep confidential and will not disclose or divulge to any third party, or use for any purpose other than your performance of duties pursuant to this Agreement, any client data or information, or any other confidential, proprietary, or secret information of Silvercrest or its clients, including without limitation information concerning business plans, financial statements, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, client lists, or other business documents that Silvercrest treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”), which you have access to and become acquainted with at Silvercrest in your capacity as an employee or otherwise.  You acknowledge and agree that: (i) Silvercrest has invested, and continues to invest, substantial time, expense, and specialized knowledge in developing the Confidential Information; (ii) the Confidential Information provides Silvercrest with a competitive advantage over others in the marketplace; and (iii) Silvercrest would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public.  The following will not constitute Confidential Information for purposes of this Agreement: (x) information that is already in the public domain or later becomes publicly available through no fault of you; or (y) information that is, in your good faith judgment, requested or required to be disclosed pursuant to any order, law, rule, or regulation applicable to you (provided that you shall provide Silvercrest with reasonable prior notice of such potential disclosure so as to allow Silvercrest the opportunity to obtain a protective order), or is necessary to defend against or assert a claim in connection with this Agreement.

(c)  Nondisparagement.  During the Term and at all times thereafter, regardless of the reason for termination, you agree not to make, repeat, authorize, or permit any person under your control to make, directly or indirectly, any public statements (whether oral or written), comments, remarks, or publications of any type or of any nature, to anyone, including but not limited to the news media, investors, potential investors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers, which would defame or disparage the business reputation, practices, or conduct of Silvercrest or its affiliates (including its products, services or its business decisions), or their employees, directors or officers, or any of them, at any time now or in the future.  During the Term and at all times thereafter, regardless of the reason for termination, Silvercrest agrees that the members of the Board and senior executive officers will not, directly or indirectly, make, repeat, authorize or permit any person under its, his or her control to make any public statements (whether oral or written), comments, remarks, or publications of any type or of any nature to anyone, including but not limited to the news media, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers, which would defame or disparage your reputation at any time now or in the future.  Nothing set forth in this Section 7(c) shall be interpreted to prohibit you, Silvercrest or its affiliates, or the directors, partners, officers and employees of Silvercrest or its affiliates from making truthful statements (i) when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization, or (ii) in direct rebuttal to a statement made in violation of this Section 7(c).

(d)  Nothing in this agreement shall be construed to prohibit you from reporting violations of federal or state law or regulations to any governmental agency or self-regulatory organization, including the Securities and Exchange Commission, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations.  Prior authorization of Silvercrest is not required to make any such reports or disclosures, and you are not required to notify Silvercrest that you have made such reports or disclosures.

8.  Change of Control; No Gross-Up.  If a Change of Control occurs and payments are made under this Agreement, and a final determination is made by legislation, regulation, or ruling directed to you or Silvercrest, by court decision, or by independent tax counsel, that the aggregate amount of any payments made to you under this Agreement and any other agreement, plan, program, or policy of Silvercrest in connection with, on account of, or as a result of, such Change of Control (the “Total Payments”) will be subject to an excise tax under the provisions of Code Section 4999, or any successor section thereof (“Excise Tax”), the Total Payments shall be reduced (beginning with those that are exempt from Code Section 409A) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent that the after-tax value of amounts received by you after application of the above reduction would exceed the after-tax value of the Total Payments received by you without application of such reduction.  For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount.  In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change of Control).  To the extent Total Payments must be reduced pursuant to this Section, the Total Payments will be reduced in the following order: (i) first, all cash payments, in the inverse order of payment; (ii) second, all performance-vested equity awards, the vesting of which was accelerated by the Change of Control; (iii) all time-vested equity awards, the vesting of which was accelerated by the Change of Control; and (iv) all other benefits.

(a)  In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments, a change is determined to be required in the amount of taxes paid by, or Total Payments made to, you, appropriate adjustments will be made under this Agreement such that the net amount that is payable to you after taking into account the provisions of Code Section 4999 will reflect the intent of the parties as expressed in Section 5(d) of this Agreement.  You shall notify Silvercrest in writing of any claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax or an additional Excise Tax on the Total Payments (a “Claim”).  Such notification shall be given as soon as practicable but no later than thirty (30) calendar days after you are informed in writing of such Claim and you shall apprise Silvercrest of the nature of such Claim and the date on which such Claim is requested to be paid.  You shall not pay such Claim prior to the expiration of the thirty (30) calendar day period following the date on which you give such notice to Silvercrest (or such shorter period ending on the date that any payment of taxes with respect to such Claim is due).  If Silvercrest notifies you in writing prior to the expiration of such period that it desires to contest such Claim, you shall: (i) give Silvercrest any information reasonably requested by Silvercrest relating to such Claim, (ii) take such action in connection with contesting such Claim as Silvercrest shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by Silvercrest, (iii) cooperate with Silvercrest in good faith in order to contest effectively such Claim, and (iv) permit Silvercrest to participate in any proceedings relating to such Claim; provided, however, that Silvercrest shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless for any Excise Tax, additional Excise Tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 8(a), Silvercrest, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as Silvercrest shall determine, provided, however, that if Silvercrest directs you to pay such Claim and sue for a refund, Silvercrest shall advance the amount of such payment to you on an interest-free basis or, if such an advance is not permissible thereunder, pay the amount of such payment to you as additional compensation, and shall indemnify and hold you harmless from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation.  Silvercrest shall reimburse any fees and expenses provided for under this Section 8(a) on or before the last day of your taxable year following the taxable year in which the fee or expense was incurred, and in accordance with the other requirements of Code Section 409A and Treasury Regulation § 1.409A-3(i)(1)(v) (or any similar or successor provisions).  If Silvercrest either elects not to contest the Claim, or is unsuccessful in contesting the Claim, Silvercrest shall indemnify and hold you harmless from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such Claim.

(b)  If, after the receipt by you of an amount advanced or paid by Silvercrest pursuant to Section 8(a) above, you become entitled to receive any refund with respect to such Claim, you shall (subject to Silvercrest’s complying with the requirements of Section 8(a)) promptly pay to Silvercrest the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by you of an amount advanced by Silvercrest pursuant to Section 8(a), a determination is made that you shall not be entitled to any refund with respect to such Claim and Silvercrest does not notify you in writing of its intent to contest such denial of refund prior to the expiration of sixty (60) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

9.  Compensation Recovery Policy.  Notwithstanding any provision in this Agreement to the contrary, payments under this Agreement will be subject to any Compensation Recovery Policy established by Silvercrest and amended from time to time, provided that such Compensation Recovery Policy is either adopted by Silvercrest in compliance with any applicable law or regulations, or is applicable to all senior executives of Silvercrest.

10.  Indemnification and Insurance.  During the Term and at all times thereafter, regardless of the reason for termination, Silvercrest shall indemnify, protect, defend and save you harmless from and against any threatened, pending, contemplated or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which you are made a party by reason of the fact that you are or were an officer, employee or agent of Silvercrest, or any judgment, amount paid in settlement (with the consent of Silvercrest), fine, loss, expense, cost, damage and reasonable attorneys’ fees incurred by reason of the fact that you are or were an officer, employee or agent of Silvercrest; provided, however, that you acted in good faith and in a manner you reasonably believed to be in the best interests of Silvercrest, and with respect to any criminal action or proceeding, had no reasonable cause to believe your conduct was unlawful.  You also shall be indemnified under the governing instruments of Silvercrest and its affiliates, including the Articles of Incorporation and By-Laws of Silvercrest Asset Management Group Inc., and covered by directors’ and officers’ liability insurance policies that are the same as or equivalent to those Silvercrest currently carries for its current directors and active senior executive officers.

11.  Modification and Waiver of Breach.  No waiver or modification of this Agreement shall be binding unless it is in writing, signed by the parties hereto.  No waiver of a breach hereof shall be deemed to constitute a waiver of a further breach, whether of a similar or dissimilar nature.

12.  Assignment.  This Agreement is personal in nature and shall be binding upon and inure to the benefit of any successor of Silvercrest and any such successor shall thereafter be deemed substituted for Silvercrest under the terms of this Agreement for all subsequent purposes, but this Agreement shall not otherwise be assignable by either party.  As used herein, “successor” shall include any person, firm, corporation, or other business entity which at any time, whether by merger, liquidation, purchase, or otherwise, acquires substantially all of the business of Silvercrest, provided that such successor either expressly assumes, or by operation of law is bound by, all of the terms of this Agreement.

13.  Notice.  Any notice, request, demand, or other communication required or permitted to be given hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, or by an electronic communication followed by a confirmation letter sent by registered or certified mail, return receipt requested, addressed as follows:

To Silvercrest:	Silvercrest Asset Management Group LLC 1330 Avenue of the Americas, 38th Floor New York, NY 10019
Attention: Office of the General Counsel Tel: 212-649-0623 generalcounsel@silvercrestgroup.com
To you:	J. Allen Gray 521 Leopard Road Berwyn, Pennsylvania 19312

(or by hand if you are still on Silvercrest premises).

Silvercrest or you may, at any time, by notice to the other parties, designate another address for service of notice on such party.  When the letter, facsimile, or electronic communication is dispatched as provided for above, the notice shall be deemed to be made when the addressee receives the letter, facsimile, or electronic communication, or within three (3) business days after it is sent, whichever is earlier.

14.  Partial Invalidity.  If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed (i) modified only to the extent necessary to render it valid, or (ii) not applicable to given circumstances, or (iii) excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

15.  Construction of Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and thereof, superseding all negotiations, prior discussions, and preliminary agreements, written or oral, except that all terms and provisions of this Agreement are subject to the terms and provisions of the Silvercrest LPA, the Silvercrest TRA, the Exchange Agreement dated June 26, 2013, and the Resale and Registration Rights Agreement dated June 26, 2013.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. All references in this Agreement to the foregoing agreements shall refer to the terms of such agreements as in effect on the date of this Agreement, and shall not include any amendments to any of such agreements that are materially adverse to you unless consented to by you in writing.

16.  Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

17.  Governing Law.  THIS AGREEMENT AND ALL ISSUES RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE, REMEDIATION, AND ENFORCE-MENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, NOTWITHSTANDING ANY CHOICE-OF-LAWS DOCTRINES OF SUCH JURISDICTION OR ANY OTHER JURISDICTION WHICH ORDINARILY WOULD CAUSE THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION TO APPLY, WITHOUT THE AID OF ANY CANON, CUSTOM, OR RULE OF LAW REQUIRING CONSTRUCTION AGAINST THE DRAFTSMAN.

18.  Dispute Resolution.  If a dispute arises between us in connection with this Agreement or a disagreement regarding the interpretation of any provision hereof or any document or instrument delivered in connection herewith (a “Dispute”), we shall use the procedure set forth herein in good faith prior to pursuing other available judicial or non-judicial remedies.  A meeting shall be held between us within five business days after written notice of a Dispute from one of us to the other.  The meeting shall be attended by a representative of each party having decision making authority regarding the Dispute to attempt in good faith to negotiate a resolution of the Dispute.  If no such resolution is negotiated, the matter shall be resolved by arbitration in New York City before a single arbitrator under JAMS/Endispute’s Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration.  Notwithstanding the foregoing, the arbitrator shall, to the extent necessary, modify the applicable arbitration rules and procedures to provide for fair and adequate discovery to be permitted by the parties to the Dispute under the circumstances.  Such award shall be final and binding upon the parties and may be entered in any court of competent jurisdiction.  If at any time JAMS/Endispute or the applicable arbitration rules and procedures shall cease to exist, we shall negotiate in good faith to provide for appropriate substitutes and make any necessary modifications to this Section 18.  The parties hereby waive their respective rights to trial by jury.  Notwithstanding the foregoing, this Section 18 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 18.  Silvercrest and you agree to keep the outcome of, and all documents, meetings, and proceedings related to such arbitration or resolution strictly confidential, except to the extent required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization.

19.  Injunctive Relief.  You hereby acknowledge that Silvercrest would suffer irreparable injury if the provisions of Section 7 hereof, which shall survive the termination of your employment, were breached and that Silvercrest’s remedies at law or in Dispute resolution would be inadequate in the event of such breach.  Accordingly, you hereby agree that any such breach or threatened breach may, in addition to any and all other available remedies, be preliminarily enjoined in any court of competent jurisdiction by Silvercrest without having to prove the inadequacy of the available remedies at law.

20.  Costs.  Silvercrest will be responsible for expenses it incurs and you will be responsible for expenses you incur in connection with any dispute pertaining to the provisions or the enforcement thereof; such expenses shall include, but not be limited to, legal and other professional fees and out-of-pocket disbursements.  The expenses of arbitration, including filing fees and the fee and expenses of the arbitrator, shall be divided equally between us. Notwithstanding the foregoing, the arbitrator shall have the authority, in his discretion, to award the prevailing party all or a portion of such party’s expenses, including fees and disbursements of legal counsel.

21.  Limited Partnership Agreement.  Nothing in this Agreement shall diminish any of your obligations as Limited Partner thereunder.

22.  Acceptance and Representations.

(a)  You represent that you have been or have had the opportunity to be represented by counsel of your choice in connection with the negotiation and execution of this Agreement.

(b)  You represent and warrant that, to the best of your knowledge, (i) you have not breached and will not, in furtherance of this Agreement, on behalf of Silvercrest or in the course of your employment by Silvercrest, breach any legal, regulatory, contractual, or other obligation to preserve the confidentiality of any information, client lists, trade secrets, or other confidential information, or refrain from competing or interfering with any prior employer’s business, and (ii) that neither the execution of this agreement nor the performance by you of your obligations hereunder will conflict with, result in a breach of, or constitute a default under, any obligation to which you are a party or to which you may be subject, except any deferred compensation agreement(s) that may result in a forfeiture of deferred compensation.  Further, you agree that in performing your obligations hereunder, you will not use or disclose any prior employer’s or any other person or entity’s (other than Silvercrest’s) confidential information and will rely solely on your generalized knowledge and skill, the resources to be provided to you by Silvercrest, and information that is readily ascertainable by proper means, is generally known to others in the industry, or is otherwise unprotected by law.

23.  Code Section 409A.  This Agreement is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly.  This Agreement shall be construed and interpreted with such intent.  Each payment under Section 5 of this Agreement or any Benefit Plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation § 1.409A-2(b)(2)(iii).  Any payment under Section 5 that is subject to Code Section 409A will not be made before the date that is six (6) months after the Termination Date or, if earlier, the date of your death (the “Six-Month Delay Rule”) if you are a Specified Employee (as defined below) as of your termination of employment.  Payments to which you otherwise would be entitled during the first six months following your termination of employment (the “Six-Month Delay”) will be accumulated and paid on the first day of the seventh month following your termination of employment.  Notwithstanding the Six-Month Delay Rule, to the maximum extent permitted under Code Section 409A and Treasury Regulation § 1.409A-1(b)(9)(iii) (or any similar or successor provisions), during the Six-Month Delay and as soon as practicable after satisfaction of Section 13 of this Agreement, Silvercrest will pay you an amount equal to the lesser of (A) the total severance scheduled to be provided under Section 5 above, or (B) two times the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Your termination of employment occurs, and (2) the sum of your annualized compensation based upon the annual rate of pay for services provided to Silvercrest for the taxable year of preceding the taxable year in which your termination of employment occurs; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to you by Silvercrest under Section 10 above.  For purposes of this Agreement, the term “Specified Employee” has the meaning given to that term in Code Section 409A and Treasury Regulation § 1.409A-1(i) (or other similar or successor provisions).  Silvercrest’s “specified employee identification date” (as described in Treasury Regulation § 1.409A-1(i)(3) or any similar or successor provisions) will be December 31 of each year, and

Silvercrest’s “specified employee effective date” (as described in Treasury Regulation § 1.409A-1(i)(4) or any similar or successor provisions) will be April 1 of each succeeding year.  For purposes of this Agreement, your employment with Silvercrest and its affiliates shall be deemed to be terminated when you have a “separation from service” within the meaning of Code Section 409A, and references in this Agreement to Termination Date shall be deemed to refer to such a separation from service.

24.  Survival.  Sections 5(e), 6, 7, 8, 9, 10, 17, 18, 19, and 23 of this Agreement shall survive the expiration or termination of this Agreement.

If the foregoing correctly sets forth our agreement with respect to the matters herein contained, kindly execute a copy of your letter agreement and return it to the undersigned whereupon it shall be a binding agreement among us.

SILVERCREST ASSET MANAGEMENT GROUP LLC
By: /s/ David J. Campbell Name: David J. Campbell Title: General Counsel

Agreed to as of the day and year first above written:
/s/ J. Allen Gray
J. Allen Gray

Schedule 1

Bonus.

Bonus periods will be the 12-month calendar years beginning with the date of this Agreement (each an “Annual Bonus Period”).  At such time as bonuses are paid to Silvercrest’s managing directors with respect to the prior year’s performance an annual bonus (your “Annual Bonus”) will be paid equal to (a) 15% of the actual net revenues (excluding performance fees) received during the applicable Annual Bonus Period from each New Institutional Client developed by you, PLUS (b) 10% of the actual net revenues (excluding performance fees) received during the applicable Annual Bonus Period from all other institutional clients developed by the employee.  “New Institutional Client” refers to an institutional client during the first 12-months of its relationship with Silvercrest.

Consistent with current Silvercrest practice, your Annual Bonuses will be paid to you in full only if you are an employee of Silvercrest in good standing on the date such payments are to be made.

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